EXHIBIT 17-1

HIDENET SECURE ARCHITECTURES, INC.

(the "Company")

Officer and Director Resignation

I hereby resign as Director and Officer of the Company, effective immediately.

Dated:  September 28, 2010

/s/: Sameer Mohan
Sameer Mohan